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                                                                   Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-124396 of our report dated April 25, 2005 (June 29, 2005 as to Note 12 and July 15, 2005 as to Note 3) related to the consolidated financial statements of Advanced Life Sciences Holdings, Inc. (the "Company"), which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the uncertainty about the Company's ability to continue as a going concern, appearing in the prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP
Chicago, Illinois

July 29, 2005